AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON December 1, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

THE LACLEDE GROUP, INC.
(Exact name of registrant as specified in its charter)

Missouri	74-2976504
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

MARK C. DARRELL OR MARY C. KULLMAN

720 Olive Street
St. Louis, MO 63101
314-342-0500
(Names, address, including zip code, and telephone number, including area code, of agents for service and address, including zip code, and telephone number of registrant’s principal executive offices)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☒Accelerated filer  ☐ Non-accelerated filer  ☐        Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Offering Price(1)	Amount of registration fee
Common Stock, par value $1.00 per share (and preferred stock purchase rights) (2)	400,000(3)	$53.34	$21,336,000	$1,191

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act.  The proposed maximum offering price per share is based upon the average of the high and low prices per share of the common stock as quoted on the New York Stock Exchange on November 25, 2008 (within 5 business days prior to filing this registration statement).

(2)
The registration statement also includes the rights to acquire shares of registrant’s Series A Junior Participating Preferred Stock associated with the registrant’s common stock.  These preferred stock purchase rights are initially carried and traded with the common stock and the value of the rights, if any, is reflected in the value of the common stock.

(3)
In addition, pursuant to Rule 416, this registration statement also covers such indeterminate number of additional shares as may be authorized in the event of adjustments as a result of increases in the number of issued shares of Common Stock resulting from the payment of stock dividends or stock splits or certain other capital adjustments.

PROSPECTUS

400,000 Shares
Common Stock (par value $1.00 per share)
Dividend Reinvestment and Stock Purchase Plan

This prospectus describes The Laclede Group Dividend Reinvestment and Stock Purchase Plan.  The Plan provides our shareholders with a convenient method to purchase shares of our common stock and to reinvest any cash dividends paid on the common stock.

Shares of common stock may be purchased through the Plan by:

•	Existing shareholders, who may reinvest dividends on all or some of their shares of common stock held in certificate or direct registration book-entry form in their Plan account;
•	All participants in the Plan, who may invest additional cash amounts of not less than $100 per payment, up to $150,000 per calendar year, to purchase additional shares of common stock.

Shares of common stock purchased under the Plan will, at our option, be:

•	Newly issued shares; or
•	Shares purchased in the open market or through privately negotiated transactions by an independent agent of the Plan Administrator.

Investing in our securities involves risks that are described in the “Risk Factors” section of this prospectus as well as in our annual, quarterly, and current reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus.

This is an amendment and restatement of The Laclede Group Dividend Reinvestment and Stock Purchase Plan.

Our common stock is listed on the New York Stock Exchange under the symbol “LG.”

Our address is 720 Olive Street, St. Louis, MO 63101 and our telephone number is 314-342-0500.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 1, 2008

.

INFORMATION ABOUT THE COMPANY

We are a public utility holding company.  Our principal subsidiary is Laclede Gas Company, founded in 1857, that provides natural gas service in Missouri to approximately 632,000 residential, commercial and industrial customers in metropolitan St. Louis and surrounding counties in eastern Missouri.  Our primary non-utility subsidiary is Laclede Energy Resources, Inc. that markets natural gas and related services to both on-system utility transportation customers and customers outside of our utility’s traditional service area.  For more information about us and our business you should refer to the additional information described under the caption “Where You Can Find More Information.”

Our principal offices are located at 720 Olive Street, St. Louis, Missouri, 63101 and our telephone number is 314-342-0500.

RISK FACTORS

Investing in our stock involves risks.  Before making an investment decision, you should read and carefully consider the risk factors described in our annual, quarterly and current reports filed with the SEC, which are incorporated by reference into this prospectus, as well as other information we include or incorporate by reference in this prospectus before making an investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the Securities and Exchange Commission. These SEC filings are available over the Internet at the SEC’s website at “http://www.sec.gov” or on our own website at “http://www.thelacledegroup.com.”  Information contained on our website does not constitute part of this prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means we can disclose important information by referring you to those documents.  The information we incorporate by reference is an important part of this prospectus or any prospectus supplement relating to an offering of our securities and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934, as amended, from the time we file the initial registration statement until we sell all of the securities. These documents contain important information about us and our finances.

SEC Filings (File No.1-16681)	Period/Date
Annual Report on Form 10-K	Year ended September 30, 2008
Description of our common stock and preferred stock purchase rights included in Registration Statement on Form 8-A	September 6, 2001

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

The Laclede Group, Inc.
Attn:  Corporate Secretary
720 Olive Street, 15th Floor
St. Louis, Missouri  63101
(314) 342-0873

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, relating to the shares of our common stock offered under the Plan.  This prospectus does not include all of the information in the registration statement.  The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us, the Plan and the securities offered.  The registration statement can be read at the SEC website or at the SEC office mentioned under the heading “Where you can find more information.”

You should rely only on the information contained in or incorporated by reference into this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information contained in or incorporated by reference into this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the documents incorporated by reference.  Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise mentioned or unless the context requires otherwise, (i) all references in this prospectus to “we,” “us,” “our,” or similar references mean The Laclede Group, Inc. and (ii) all references in this prospectus to “stock,” “our stock,” “Laclede Group stock.” “your stock,” “shares” or “Laclede Group shares” refer to our common stock.  The Laclede Group common stock is listed on the New York Stock Exchange and trades under the ticker symbol “LG”.  The closing price on November 25, 2008 on the New York Stock Exchange was $53.76.

FORWARD-LOOKING STATEMENTS

Some of the information and discussion included in this prospectus, any prospectus supplement or term sheet and the documents we have incorporated by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements related to future events or our future financial performance may use certain words, such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek” and similar words and expressions that identify forward-looking statements that involve uncertainties and risks. Future developments, however, may not be in accordance with our expectations or beliefs, and the effect of future developments may not be those that we anticipate. There are many factors that may cause results to differ materially from those contemplated, including:

•	weather conditions and catastrophic events, particularly severe weather in the natural gas producing areas of the country;
•
volatility in gas prices, particularly sudden and sustained spikes or declines in natural gas prices, including the related impact on margin deposits associated with the use of natural gas financial instruments;

•	the impact of higher natural gas prices on our competitive position in relation to suppliers of alternative heating sources, such as electricity;
•	changes in gas supply and pipeline availability; particularly those changes that impact supply for and access to our market area;

•	legislative, regulatory and judicial mandates and decisions, some of which may be retroactive, including those affecting
	•	allowed rates of return
	•	incentive regulation
	•	industry structure
	•	purchased gas adjustment provisions
	•	rate design structure and implementation
	•	franchise renewals
	•	environmental or safety matters
	•	taxes
	•	pension and other postretirement benefit liabilities and funding obligations
	•	accounting standards;
•	the results of litigation;
•	retention of, ability to attract, ability to collect from, and conservation efforts of, customers;
•
capital and energy commodity market conditions, including the ability to obtain funds with reasonable terms for necessary capital expenditures and general operations and the terms and conditions imposed for obtaining sufficient gas supply;

•	discovery of material weakness in internal controls; and
•	employee workforce issues.

You are urged to consider the risks, uncertainties and other factors that could affect our business as described in this prospectus, any prospectus supplement, term sheet and the documents incorporated herein by reference. We do not, by including this statement, assume any obligation to publicly update or revise any particular forward-looking statement in light of future events.

USE OF PROCEEDS

If we issue shares of our stock for purchases under the Plan, we will use the proceeds from the sale of such shares for general corporate purposes.  We may temporarily invest funds that are not immediately needed for these purposes in marketable securities.  If shares are purchased by the Administrator in the open market, we will not receive any proceeds.

INFORMATION ABOUT THE PLAN

The provisions of the Plan in effect on and after the date of this prospectus are presented in the following questions and answers.  For additional information concerning the Plan, you may contact the Plan Administrator at 1-800-884-4225.

BACKGROUND

1. What is the Plan?

The Plan offers a convenient and economical method for existing shareholders to increase their ownership of our common stock by reinvesting cash dividends and/or making optional cash payments without paying any brokerage commissions or service fees.

Participation in the Plan is entirely voluntary and we give no advice and make no recommendation regarding your decision to join the Plan or purchase or sell common stock.

2. What are the advantages and disadvantages of participating in the Plan?

The Plan offers participants the following advantages:

•
Reinvestment of Dividends – You may automatically reinvest all or a portion of your cash dividends in additional shares of common stock.  Any dividends paid by us will be paid on both whole and fractional shares in the Plan, and the Plan Administrator will credit your Plan account with dividends on both your whole and fractional shares.

•
Purchase Additional Stock – Once you are a shareholder, you may enroll in the Plan and make additional investments in our common stock through optional cash investment of at least $100 per payment, up to a maximum of $150,000 per calendar year.

•
Certificate Safekeeping –You can deposit your Laclede Group stock certificates with the Plan Administrator for safekeeping at no cost to you.  Since the Plan Administrator holds the shares in direct registration book-entry form, you will avoid the cost and risk associated with the storage, loss, theft or destruction of stock certificates.  You may receive stock certificates without charge at any time, upon request.

•	Simplified Recordkeeping – Following any activity in your account, you will receive a statement of your account from the Administrator.
•
Reduced Broker Commissions – You will avoid commissions or service charges in connection with purchases of our stock under the Plan.  While you will be responsible for the fees, commissions and charges you incur for the sale of shares, these costs may be less than those paid by individuals for those services.

•	Selling Stock – You may sell shares held in your Plan account directly through the Plan.
•	Automated Account Transactions – Upon establishing automated privileges with the Administrator, you may execute certain transactions over the telephone or online.

You should also be aware of the following disadvantages:

•	No Interest on Funds Pending Investment – You will not earn interest on funds held by the Administrator pending investment.
•
Timing of Transactions – You will not be able to precisely time your purchases or sales through the Plan and will bear the market risk associated with the fluctuations in the price of our common stock while these transactions remain pending under the Plan.

•
Limited Investment Dates – There is only one Investment Date each month.  The Plan Administrator must receive optional cash investments at least two business days prior to the Investment Date.  Purchases may be made over a period of up to 30 days in the case of open market purchases.  Amounts received after the cutoff date will be held until the next Investment Date.

•
Return of Cash Investments – Cash investments sent to the Plan Administrator will not be returned to you unless a written request has been received by the Plan Administrator at least two business days prior to the next Investment Date.

•
Taxation on Reinvested Dividends – Participants generally will be taxed on the value of cash dividends paid on their shares, even if they elect for 100% of those dividends to be reinvested in our common stock.

•
Service Charges and Processing Fees – While the service charges and processing fees incurred to sell stock under the Plan may be less than those paid by individual investors for this service, certain investors may be able to avail themselves of lower charges and fees on an individual basis.  Also the charges and fees incurred may change from time to time.

ADMINISTRATION

3. Who administers the Plan?

Computershare Trust Company, N. A. is the Plan Administrator.  You may contact Computershare by:

•	Internet –www.computershare.com
•	Telephone – 1-800-884-4225
•	Mail – U. S. Standard Mail: P. O. Box 43078, Providence, RI 02940-3078
                   Overnight/Express Delivery: 250 Royall Street, Canton, MA 02021

If Computershare ceases to serve as Plan Administrator, we will designate a successor.

4. What actions does the Plan Administrator perform?

The Plan Administrator is responsible for enrolling new participants in the Plan, reinvesting dividends, processing optional cash investments, processing share sale requests, depositing and safekeeping Plan shares, processing request for certificates and issuing account statements.

The Plan Administrator is also responsible for purchasing and selling shares for participants’ Plan accounts, including the selection of the broker/dealer through which Plan purchases and sales are made.  We have no control over the times or prices at which the Plan Administrator effects transactions in the open market or the selection of the broker/dealer used by the Plan Administrator to effect open market transactions.

5. What is the responsibility of us, the Plan Administrator and agents under the Plan?

In administering the Plan, neither we, the Plan Administrator nor any broker/dealer selected by the Plan Administrator to execute purchases and sales on behalf of the Plan participants is or will be liable for any good faith act or omission to act, including, but not limited to, any claim of liability: (i) arising out of the failure to terminate your account upon your death prior to the receipt of written notice of such death; (ii) with respect to the times and prices at which shares are purchased or sold; or (iii) as to the value of the shares acquired for participants.

We and the Administrator provide no advice and make no recommendation with respect to a participant’s purchases and sales of our stock, and we and the Administrator cannot assure a profit or protect against a loss on common stock purchased under the Plan.

6. Can a successor to the Plan Administrator be named?

We may from time to time designate a bank, broker or trust company as a successor to the Plan Administrator under the Plan.

PARTICIPATION

7. Who is eligible to participate in the Plan?

Any person who owns our common stock registered in his or her own name, including if you hold your shares in book-entry through direct registration, is eligible to participate in the Plan.  If you currently own shares of our stock that are held on your behalf by a bank or broker, you will need to instruct your bank or broker to transfer at least one share of our common stock to your name through an electronic direct registration system account registered in your name or to cause a stock certificate to be issued in your name.

Regulations in certain countries may limit or prohibit participation in the Plan.  If you reside outside the United States, you should first determine whether you are subject to any governmental regulations prohibiting your participation.  We reserve the right to terminate participation of any shareholder if it is deemed advisable under any foreign laws or regulations.

The Plan is intended for the benefit of our shareholders and not for persons or entities who engage in transactions that cause or are designed to cause aberrations in the price or trading volume of our common stock.  Notwithstanding anything in the Plan to the contrary, we reserve the right, as determined in our sole discretion, to exclude any persons or entities from participation in the Plan at any time.

8. How do you enroll in the Plan?

After reviewing this prospectus, eligible investors may join the Plan online or through the mail as indicated below.

Online – You may enroll online at www.computershare.com by selecting Investor Centre under the Shareholder Services heading and then selecting “Enroll in an Investment Plan.”  From the list, select “The Laclede Group Dividend Reinvestment and Stock Purchase Plan.”  At the time of enrollment you will be required to enter the name of the company (The Laclede Group) and to provide certain information about yourself, such as your social security number and address.

Mail – You may also enroll by completing the enrollment form enclosed with this prospectus and mailing it to the Plan Administrator.

By enrolling in the Plan either online or by mail, you are instructing the Plan Administrator to establish a Plan account for you and to purchase our common stock through dividend reinvestment or optional cash investment, as applicable.

9. When can you join the Plan?

Eligible shareholders may join the Plan at any time.

If you are enrolling for dividend reinvestment and the Plan Administrator receives your authorization form before the record date for the payment of the next dividend, the Administrator will invest the amount of that dividend in additional shares of common stock.  If your authorization form is received on or after the record date but before the payment date for a dividend, the dividend will be paid to you in cash and the dividend reinvestment will not start until payment of the following dividend.

If you are enrolling solely to make optional cash investments, your participation in the Plan will begin on the first Investment Date following the Plan Administrator’s receipt of your enrollment form and optional cash investment so long as they are received at least two business days prior to the Investment Date.  Otherwise, your investment will be made on the next Investment Date.  See question 22 for a description of Investment Dates.

10. What participation options are available in the Plan?

The enrollment form offers you the following participation options:

•
Full dividend reinvestment – Dividends on all shares of our common stock registered in your name or held in your Plan account will be automatically applied to the purchase of additional shares of our common stock for your Plan account.

•
Partial dividend reinvestment – The Plan Administrator will reinvest the dividends on the number of shares you designate to purchase additional shares of our common stock.  Any cash dividends not reinvested will be paid to you by check or direct deposit.

•
No dividend reinvestment – If you want to use the Plan only for its share safekeeping feature, you may choose to have dividends on all shares registered in your name or held in your Plan account paid to you by check or direct deposit.  Also, you can make cash deposits for the purchase of additional shares without reinvesting dividends on shares registered in your name.  For more details on making optional cash investments, see question 19.

NOTE:  The Plan Administrator will continue to reinvest your dividends as indicated on your enrollment form until you specify otherwise.  You may change your dividend option at any time by completing a new enrollment form and returning it to the Plan Administrator, or through the Internet if you have established online account access on the Plan Administrator’s website.

11. How may a participant change investment options under the Plan?

You may request a change of investment options at any time by completing a new enrollment form and returning it to the Plan Administrator, or through the Internet if you have established online account access on the Administrator’s website.  If you change your option with respect to reinvestment of dividends, the Plan Administrator must receive your new authorization before the record date for the next dividend payment for the change to be effective with respect to that dividend.

12. What is the “share safekeeping” feature of the Plan?

You may use the Plan’s “share safekeeping” feature to deposit any of our common stock certificates in your possession with the Plan Administrator.  Shares deposited will be transferred into the name of the Plan Administrator or its nominee and credited to your account under the Plan.  To combine shares held in certificate form with shares held through your Plan account, you must complete the tear-off section of the account statement and submit it, or a letter of instruction, with your certificates to the Plan Administrator at the address provided in question 3.  You should not sign the certificate(s) or complete the assignment section.  There is no charge for this service.  By using the share safekeeping feature, you no longer bear the risks associated with loss, theft or destruction of stock certificates.

Because you bear the risk of loss when sending stock certificates through the mail, we suggest that you send them registered and insured for at least 3% of the current market value.

COSTS

13. What are the costs to participate in the Plan?

We will pay all service charges and commissions for purchases made under the Plan as well as all costs of administering the Plan.  However, you will be responsible for any service charges and processing fees when you sell or withdraw any shares held in the Plan.  Please see questions 2 and 32 for information concerning charges and processing fees related to sales of shares through the Plan or termination of participation in the Plan.

DIVIDENDS

14. What are the dividend payment dates and record dates?

Generally, dividends on our common stock are payable on the first business day of January, April, July and October, with record dates generally being on or about the preceding December 11, March 11, June 11, and September 11, respectively.

NOTE: The payment of dividends is at the discretion of our Board of Directors.  The Board may discontinue the payment of dividends or change the amount and timing of dividends at any time without notice.

15. What will happen to my dividends?

The Plan Administrator will automatically reinvest dividends in additional shares (currently to the sixth decimal point), or pay dividends in cash, in accordance with the option you have selected.

16. When will dividends be reinvested?

Dividends that are reinvested will typically be used to purchase shares on a dividend payment date when they are purchased directly from us.  Shares acquired by the Plan Administrator in the open market or through privately negotiated transactions will be purchased beginning with the dividend payment date and ending no later than the last trading day of that month.  See question 21 for a description of how common stock may be purchased through the Plan.

17. Can a participant’s dividends that are not reinvested be deposited directly to a bank account?

Yes.  You can have your cash dividends not being reinvested paid directly to your bank for deposit.  You will need to contact the Plan Administrator and request an authorization for electronic direct deposit form, complete the form and return it to the Plan Administrator.  Be sure to include a voided check for checking accounts or a savings deposit slip for savings accounts.  If your stock is jointly owned, all owners must sign the form.  You may also register to have your dividends directly deposited online through the Investor Centre section of the Plan Administrator’s website, www.computershare.com.

18. What happens if your dividends are subject to income tax withholding?

If your dividends are subject to United States income tax withholding, the Plan Administrator will first deduct the amount necessary for any tax withholding and then apply the net amount of your dividend to the purchase of our shares of common stock.

OPTIONAL CASH INVESTMENTS

19. How are optional cash investments made?

You may make optional cash investments by choosing among the following three options:

•
Check Investment.  You may make optional cash investments by sending to Computershare, the Plan Administrator, a check for the purchase of additional shares.  The check must be made payable to “Computershare – Laclede”, drawn on a U.S. bank and payable in U.S. dollars.  If you are not in the United States, contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds.  Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks.  All checks should be sent to the Plan Administrator, at the address listed on the tear-off form attached to each statement you receive, or, if making an investment when enrolling, with the

•	enrollment form to the address provided in question 3. The Plan Administrator will not accept money orders, traveler’s checks, cash or third party checks.

•
Automatic Investment from a Bank Account.  You may elect to have funds automatically withdrawn every month from your checking or savings account at a qualified financial institution.  You may elect the automatic cash withdrawal option online at www.computershare.com or by completing and returning an automatic debit enrollment form, along with a voided blank check or a checking or savings account deposit slip.  Please allow four to six weeks for the first investment to be initiated.  If you elect to make monthly investments through automatic withdrawals from your bank account, your bank account will be debited on the 25th of each month.  If the 25th of the month is not a business day, then your account will be debited on the next business day

Once initiated, automatic monthly deductions will continue at the level you set until you change your instruction by notifying the Plan Administrator.  You may change the amount subject to or terminate the automatic monthly withdrawal of funds by going to www.computershare.com, calling the Plan Administrator directly at 1-800-884-4225 or by completing and submitting a new automatic debit enrollment form.  To be effective for a particular month, the Plan Administrator must receive your request at least 7 business days prior to the applicable debit date.

•
Online Investments.  You may make optional cash investments online through the Plan Administrator’s website, www.computershare.com.  In order to purchase shares online, you must authorize the withdrawal of funds from your bank account.

20.  How are payments with “insufficient funds” handled?

If any check or other deposit is returned unpaid for any reason or your designated bank account does not have sufficient funds for an automatic debit, the Plan Administrator will consider the request for investment of that purchase null and void.  The Plan Administrator will immediately remove from your account any shares already purchased in anticipation of receiving those funds and will sell those shares.  If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Administrator may sell additional shares from your account as necessary to satisfy the uncollected balance.  There is a $25 charge for any check or other deposit that is returned unpaid by your bank.  This fee will be collected by the Plan Administrator through the sale of the number of shares from your Plan account necessary to satisfy the fee.

PURCHASES

21. How are shares of common stock purchased?

At our sole discretion, shares purchased under the Plan may be purchased:

•	directly from us as newly issued common stock; or

•	through open market or privately negotiated purchases of common stock.

22.  When are the Investment Dates for using optional cash investments to purchase common stock?

The Investment Date for shares acquired directly from us using optional cash investments will be the first business day of each month.  Shares acquired in the open market or through privately negotiated transactions using optional cash investments will be purchased beginning on the relevant Investment Date and ending no later than 35 days after the relevant Investment Date.  (See question 23 for information on the price at which the shares are purchased.)

23. What is the price of the shares purchased under the Plan?

If the shares are purchased from us, the price per share will be the average of the high and low sales price for the common stock on the relevant Investment Date as shown by The New York Stock Exchange report of composite transactions.

If shares are purchased in market transactions, the price per share will be the weighted average cost per share of all shares so purchased for the relevant Investment Date.  Neither you nor we will have any power or authority to direct the time or price at which shares may be purchased or the selection of a broker or dealer through or from whom purchases are to be made.

The purchase price for shares purchased for dividend reinvestment or for optional cash investments will be calculated in the same way.

24. How many shares will be purchased?

The number of shares you purchase will depend upon:

•	the amount of your dividends payable;
•	whether full or partial reinvestment has been selected;
•	the amount of optional cash investments made; and
•	the market price of the common stock.

The total amount to be invested will be used to purchase as many full and fractional shares (currently to six decimal places) as can be purchased at the purchase price.  Since the purchase price cannot be calculated until the stock is purchased, you may not request the purchase of a specific number of shares.  Where dividends are payable to foreign participants subject to income tax withholding or to Plan participants subject to backup withholding, only the remainder of the dividends after the withheld amount is deducted will be reinvested in additional shares.  See question 18.

STATEMENTS

25. When and how will participants be advised of their purchase of stock?

Soon after each purchase for your Plan account, the Plan Administrator will mail a statement to you advising you of the investment.  You will also be sent a statement of your account soon after each dividend payment date.

These statements are your continuing record of cost information and should be retained for tax purposes.  You will need this information when you sell or transfer the shares in a taxable transaction.  (See question 37.)

26. What other reports are sent to participants?

You will receive from us or the Plan Administrator copies of the same communications sent to every holder of our common stock, including our annual report to shareholders, notice of annual meeting of shareholders and proxy statement, and IRS information reporting dividends paid (Form 1099-DIV).

You may also view year-to-date transaction activity in your dividend reinvestment account for the current year by accessing your dividend reinvestment account through the Internet at www.computershare.com.

NOTE: Please make sure that your address in our records stays current.  Each state has unclaimed property laws that typically specify that if an account owner is “lost” during any three-year period, the property in the account may be deemed “abandoned.”  If information regarding your account becomes undeliverable, the Plan Administrator will adhere to state law that requires property that has been “abandoned” to be transferred as unclaimed property to the state of the owner’s last known residence.

DIRECT REGISTRATION

27. What is direct registration?

We are a participant in the Direct Registration System (“DRS”).  DRS is a method of recording shares of stock in book-entry form.  Book-entry means that your shares are registered in your name on our books without the need for physical certificates and are held separately from any Plan shares you may own.  Shares held in book-entry have all the traditional rights and privileges as shares held in certificate form.  With DRS you can:

•	eliminate the risk and cost of storing certificates in a secure place;
•	eliminate the cost associated with replacing lost, stolen or destroyed certificates; and
•	move shares electronically to your broker.

28. How do I take advantage of DRS?

Any future share transactions will be issued in book-entry DRS form rather than physical certificates unless you specify otherwise.  You may convert any stock certificate(s) you are currently holding into book-entry form.  See question 12.  There is no cost to you for this custodial service and by doing so you will be relieved of the responsibility for loss or theft of your certificate(s).

29. Can I have my shares electronically transferred?

Yes.  You may choose to have a portion or all of your book-entry or Plan shares delivered directly to your broker by contacting your broker/dealer.  When using your broker to facilitate a share movement, provide them with a copy of your DRS account statement.

CERTIFICATES

30. Are certificates issued for shares purchased?

No.  Certificates for shares of common stock purchased under the Plan will not be issued.  Instead, shares will be held by the Plan Administrator in book-entry form and credited to your Plan account.  This procedure protects against loss, theft or destruction of stock certificates and permits the ownership of fractional shares by participants.

At any time, certificates for any number of whole shares credited to your account under the Plan will be issued upon your request to the Plan Administrator.  You may also request that any number of whole shares credited to your Plan account be issued to you in book-entry form through DRS.  All certificates or direct registration shares will be issued in the account holder’s name.  Any remaining whole shares and fraction of a share will continue to be credited to your Plan account.

Fractional share interests will not be issued in certificate or direct registration form under any circumstances.

Shares held in your Plan account may not be pledged.  If you wish to pledge your shares, you must request that a certificate or direct registration for those shares be issued in your name.

31. What if my certificate is lost, stolen, or destroyed?

We encourage you to search diligently for lost certificates.  Stock certificates are valuable and can be expensive to replace if lost, stolen, or otherwise destroyed.  If, after your diligent search, you are still unable to locate the certificate, please contact the Plan Administrator to report the loss.  A stop code will then be placed on the lost certificate to prevent any future transactions involving those shares.  You will be mailed the necessary instructions and paperwork to have the certificates replaced.  Once the Plan Administrator receives your completed documentation and fees, the shares will be replaced and put into a book-entry DRS account in your name.

SALE OF SHARES

32. How do participants sell shares from their Plan accounts?

You can sell some or all of the shares held in your Plan account by contacting the Plan Administrator.  Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled.  You have two choices when making a sale, depending on how you submit your sale request, as follows:

•
Market Order:  A market order is a request to sell shares promptly at the current market price.  Market order sales are only available at www.computershare.com through Investor Centre or by calling the Plan Administrator directly at 1-800-884-4225.  Market order sale requests received at www.computershare.com through Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time).  Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open.  The price shall be the market price of the sale obtained by the Plan Administrator’s broker, less a service charge of $25 and a processing fee of $0.12 per share sold.

•
Batch Order:  A batch order is an accumulation of all sales requests for a security submitted together as a collective request.  Batch orders are submitted on each market day, assuming there are sale requests to be processed.  Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists.  Batch order sales are available at www.computershare.com through Investor Centre, by calling the Plan Administrator directly at 1-800-884-4225 or in writing. All sales requests received in writing will be submitted as batch order sales.  The Plan Administrator will cause your shares to be sold on the open market within five business days of receipt of your request.  To maximize cost savings for batch order sale requests, the Plan Administrator will seek to sell shares in round lot transactions.  For this purpose the Plan Administrator may combine each selling program participant’s shares with those of other selling Plan participants.  In every case of a batch order sale, the price to each selling Plan participant shall be the weighted average sale price obtained by the Plan Administrator’s broker for each aggregate order placed by the Plan Administrator and executed by the broker, less a service charge of $15 and a processing fee of $0.12 per share sold.

If the dollar value of the sale is expected to be equal to or less than $25,000, you may contact the Plan Administrator online at www.computershare.com or you may call the Plan Administrator directly at 1-800-884-4225.  If the dollar value of the sale is expected to exceed $25,000, you must submit your request in writing and it will be handled as a batch order; market orders are not permitted for any sales with a dollar value exceeding $25,000.  You can do this by completing and submitting the tear-off portion of the account statement.

The Plan Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that additional supporting legal documentation is required.  In addition, no one will have any authority or power to direct the time or price at which shares are sold under the Plan and no one, other than the Plan Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.

TRANSFER OF SHARES

33. Can I assign or transfer all or part of my shares held in the Plan to another person?

Yes.  You may transfer all or some of the shares held in your Plan account to another person or entity, whether or not the transferee is a participant in the Plan.  You may call the Plan Administrator for complete transfer instructions or go to www.computershare.com to download the appropriate materials.  You will be asked to send the Plan Administrator written transfer instructions and your signature must be “Medallion Guaranteed” by a financial institution.  Most banks and brokers participate in the Medallion Guarantee Program.  The Medallion Guarantee Program ensures that the individual signing is in fact the owner of the shares to be transferred.  A notary is not sufficient.

TERMINATION OF PLAN ACCOUNT

34. How do I terminate participation in the Plan?

You may terminate participation in the Plan at any time by selling all shares in your Plan account, or requesting a certificate for or DRS book-entry registration of a specific number of shares and selling the remainder.  If you request a withdrawal from the Plan and provide no other direction, all whole shares will be converted to DRS book-entry and a check will be issued for the net proceeds of any fractional share.  The net proceeds will be based upon the current market price of the common stock, less any service charge, any applicable processing fees and any other costs of sale.

Your request for withdrawal should be sent to the Plan Administrator at the address indicated in question 3.  Generally, your withdrawal will take effect when the notice is received by the Plan Administrator.  If your request is received near a dividend record date, and your dividends are to be reinvested, the Plan Administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf.  If reinvestment is made, the Plan Administrator will process the termination as soon as practicable, but in no event later than five business days after the investment is completed.

After your withdrawal, all cash dividends will be paid by check to you unless you re-enroll in the Plan and elect to reinvest the dividends.  See questions 7-9 regarding eligibility to participate and how to enroll in the Plan.

You may request in the notice of withdrawal that all of the shares, both whole and fractional, in your Plan account be sold.  See question 32 for information on selling shares.  Upon withdrawal from the Plan, any un-invested optional investments will be returned to you.

35. What happens when a participant is no longer able to participate in the Plan as a result of death or adjudicated incompetence?

Upon receipt by the Plan Administrator from proper authority of notice of a participant’s death or incompetence, the Plan Administrator will treat the participant as having withdrawn from the Plan.  If written notice of the event is received by the Plan Administrator later than the dividend record date, shares will be purchased for the participant with the related cash dividend and participation in the plan will not terminate until after the dividend has been reinvested.  Upon termination by reason of notice of death or adjudicated incompetency, no purchase of shares will be made for the participant’s plan account and the participant’s shares and any cash dividends paid on them will be retained by the administrator until such time as that participant’s legal representative has been appointed and has furnished proof satisfactory to the administrator of the legal representative’s right to receive payments.

TAX RESPONSIBILITY

36. How can a participant calculate the cost basis of shares purchased in the Plan?

We do not calculate the cost basis of your common stock.  We will provide you with account statements whenever there is activity in your account.  These statements provide you with the information needed to calculate your cost basis.  We urge you to consult your own tax advisor for assistance with this calculation.  Special tax issues may apply to some participants.

37. What are the federal income tax consequences of participation in the Plan?

You are advised to consult your own tax or financial advisor with respect to the tax consequences of participation in the Plan (including federal, state, local and other tax laws and U.S. withholding laws).

Cash dividends reinvested under the Plan will be taxable for federal income tax purposes.  Thus, these dividends will be treated as having been received by you even though you have not received them in cash.  The total amount of dividends paid to you during the year, whether or not they are reinvested, will be reported to you and the U.S. Internal Revenue Service shortly after the close of the year.

When the Plan Administrator purchases shares in the open market rather than directly from us, you must include in your gross income, as an additional dividend, your allocable share of processing fee (including any applicable brokerage commissions) paid by us.  This amount will also be reported to you and the Internal Revenue Service shortly after the end of the year.  Your tax basis in these shares will be the cost of the shares plus your allocable share of processing fees paid by us.

You will not realize a gain or loss for U.S. federal income tax purposes upon a transfer of shares to your account or the withdrawal of whole shares from your account.  You will, however, generally realize a gain or loss upon the receipt of cash for a fractional share credited to your account.  You will also realize a gain or loss when shares are sold.  The amount of the gain or loss will be the difference between the amount that you receive for the shares sold and your tax basis in those shares.

Plan participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities generally are subject to a withholding tax (based upon the current applicable rate) on dividends paid on shares held in the Plan.

Dividends paid on shares in accounts, and the proceeds of any sale of shares, may be subject to the “backup withholding” provisions of the Internal Revenue Code.  If you fail to furnish a properly completed Form W-9 or its equivalent, or unless you are exempt from the withholding requirements in Section 3406 of the Internal Revenue Code, then the Plan Administrator must withhold an amount based upon the current applicable rate from the amount of dividends, the proceeds of the sale of a fractional share and the proceeds of any sale of whole shares.

The federal income tax discussion set forth above is included for general information only.  You should consult your tax advisor with respect to the tax consequences of participation in the Plan and the sale of shares under the Plan.

OTHER INFORMATION

38. What happens if we issue a stock dividend or declare a stock split?

Any shares resulting from a stock dividend or stock split paid on shares in your Plan account will be credited to your Plan account.  You may request a certificate or DRS book-entry registration at any time for any or all of your shares.  See question 30.

If we make a distribution on shares in a form other than cash or shares of our common stock, you will receive the distribution in kind.

39. How will your shares be voted at shareholder meetings?

We will provide you with a proxy card to vote all of your shares held in the Plan on the record date for the meeting.  You may also vote by telephone or the Internet by following the directions on the proxy card.  The shares will be voted in the manner you direct in the proxy card, by phone or by Internet.  If you do not return the proxy card, vote by phone or by Internet, or vote in person at the meeting, your shares will not be voted.

40. May the Plan be changed or discontinued?

We reserve the right to suspend, modify or terminate the Plan at any time, including changing the fees, charges and commissions that are applicable for transactions under thePplan.  Any termination or modification of the Plan will not affect your rights as a shareholder, and termination of the Plan will have the same effect as if you had completely withdrawn from participation in the Plan.

41. Who interprets and regulates the Plan?

We have the sole right to interpret and regulate the Plan.

LEGAL OPINIONS

Mark C. Darrell, our General Counsel, will pass upon the validity of the common stock issued by us under the Plan.  Mr. Darrell is a salaried employee and earns stock-based compensation.  Additionally, he may hold stock-based units through employee benefit plans and may participate in our dividend reinvestment and stock purchase plan.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from our Annual Report on Form 10-K, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such financial statements and financial schedule have been so incorporated in reliance upon the reports of such firm given upon their authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The estimated expenses of issuance and distribution of the securities being registered, other than discounts and commissions, are as follows:

Amount to be Paid
Securities and Exchange Commission registration fees	$1,200
NYSE listing fees	5,000
Legal fees and expenses	7,500
Accounting fees and expenses	7,500
Printing costs	5.000
Total	$26,200

Item 15. Indemnification of Directors and Officers

The General and Business Corporation Law of Missouri provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, in the case of an action or suit by or in the right of the corporation,  a corporation may not indemnify such a person against judgments and fines, and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable of negligence or misconduct in the performance of his or her duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for proper expenses.

Missouri law also provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in defense of any such action, suit, or proceeding or of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the action, suit, or proceeding.

The statute also provides that a corporation may provide additional indemnification to any person indemnifiable as described above, provided such additional indemnification is authorized by the corporation’s articles of incorporation or shareholder-approved bylaw or agreement, and provided further that no person shall be indemnified against conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

The Registrant’s articles of incorporation provide that it shall indemnify each of its directors and officers to the full extent permitted by the General and Business Corporation Law of Missouri and, in addition, shall indemnify each of them against all expenses incurred in connection with any claim by reason of the act that such director or officer is or was, serving the Registrant, or at its request, in any of the capacities referred to in the General and Business Corporation Law of Missouri, or arising out of such person’s status in any such capacity, provided that the Registrant shall not indemnify any person from or on account of such person’s conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct, or to the extent that such indemnification shall otherwise be finally adjudged to be prohibited by applicable law.  The Registrant’s articles also allow it to indemnify any other person as permitted by the General and Business Corporation Law of Missouri.

The Registrant has also entered into indemnification agreements with each of its directors and officers that (1) provide for the indemnification of each such director and officer to the extent provided for by the Registrant’s articles of incorporation as described above and (2) state that the indemnification provided thereunder shall survive the elimination or modification of the Registrant’s articles of incorporation with respect to claims that have arisen prior to such elimination or modification.

The Registrant’s articles further provide that no present or former director shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in subjective good faith or that involve intentional misconduct or a knowing violation of law; (iii) for the payment of an illegal dividend as provided in Section 351.345 of the General and Business Corporation Law of Missouri, or (iv) for any transaction from which the director derived an improper personal benefit.  To the extent that the General and Business Corporation Law of Missouri is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the General and Business Corporation Law of Missouri as so amended.

The Registrant has obtained insurance protecting the officers and directors against certain liabilities.

The rights of indemnification provided for above are not exclusive of any other rights of indemnification to which the persons seeking indemnification may be entitled under the Registrant’s articles of incorporation or bylaws or any agreement, vote of stockholders or disinterested directors, or otherwise.

Item 16. Exhibits

Exhibit Number	Description of Exhibit
3.1	The Laclede Group’s restated articles of incorporation, as amended, filed as Exhibit 3.1 to the Company’s Form 8-K filed January 26, 2006, incorporated herein by reference.
3.2	The Laclede Group’s bylaws, as amended, filed as Exhibit 3.2 to the Company’s Form 8-K filed January 26, 2006, incorporated herein by reference.
4.1	Rights Agreement dated as of October 1, 2001; filed as Exhibit 4 to The Laclede Group’s Form 8-A on September 6, 2001, incorporated herein by reference.
5.1	Opinion of Mark C. Darrell.
23.1	Consent of Mark C. Darrell (contained in opinion referenced as Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
24.1	Power of Attorney.

For all documents incorporated by reference, our SEC file number is 1-16681.

See the Exhibit Index attached to this registration statement and incorporated herein by reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a  form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of St. Louis, State of Missouri on November 26, 2008.

THE LACLEDE GROUP, INC.
By: /s/ Douglas H. Yaeger
Douglas H. Yaeger Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on November 26, 2008.

Signature	Title	Date
/s/Douglas H. Yaeger Douglas H. Yaeger	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	November 26, 2008

/s/Mark D. Waltermire Mark D. Waltermire	Chief Financial Officer (Principal Financial & Accounting Officer)	November 26, 2008
*_____________________________ Arnold W. Donald	Director	November 26, 2008
*_____________________________ Edward L. Glotzbach	Director	November 26, 2008
*_____________________________ Anthony V. Leness	Director	November 26, 2008
*_____________________________ W. Stephen Maritz	Director	November 26, 2008
*_____________________________ William E. Nasser	Director	November 26, 2008

*_____________________________ Brenda D. Newberry	Director	November 26, 2008
*_____________________________ John P. Stupp, Jr.	Director	November 26, 2008
*_____________________________ MaryAnn Van Lokeren	Director	November 26, 2008

*By: /s/ M. C. Kullman
M. C. Kullman
As Attorney-in-Fact for each of the persons indicated

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1	The Laclede Group’s restated articles of incorporation, as amended, filed as Exhibit 3.1 to the Company’s Form 8-K filed January 26, 2006, incorporated herein by reference.
3.2	The Laclede Group’s bylaws, as amended, filed as Exhibit 3.2 to the Company’s Form 8-K filed January 26, 2006, incorporated herein by reference.
4.1	Rights Agreement dated as of October 1, 2001; filed as Exhibit 4 to The Laclede Group’s Form 8-A on September 6, 2001, incorporated herein by reference.
5.1	Opinion of Mark C. Darrell.
23.1	Consent of Mark C. Darrell (contained in opinion referenced as Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
24.1	Power of Attorney.

For all documents incorporated by reference, our SEC file number is 1-16681.